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                                                                    EXHIBIT 99.6
[GLOBALNET, INC. LOGO]

1919 S. Highland Avenue, Suite 125 D, Lombard, IL 60148
Phone: 630-652-1300      Fax: 630-652-1320
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                                                                    NEWS RELEASE

                                                                    NASDAQ: GBNE

FOR IMMEDIATE RELEASE

              GLOBALNET SECURES $6 MILLION OF ADDITIONAL FINANCING

LOMBARD, IL, APRIL 10, 2001 - GLOBALNET, INC. (NASDAQ: GBNE), a leading provider of international voice, data and Internet services over a private, managed Internet Protocol (IP) network, today announced that it has secured $6 million of additional financing from an existing shareholder, Crescent International Ltd. The financing will be available in installments over a period of one year. The first investment will consist of $2,250,000 and will be funded immediately. The Company has the right to determine the amount and timing of future installments depending on its financial needs, the stock price and trading volume.

GlobalNet's Chairman and Chief Executive Officer, Robert J. Donahue, said: "We believe that the Company's ability to raise money under the current market conditions is due to the validity of our business plan and the strength of our management team."

ABOUT GLOBALNET
GlobalNet, Inc. provides international voice, data and Internet services over a private IP network to international carriers and other communication service providers in the United States and Latin America. GlobalNet's state-of-the-art IP network, utilizing the convergence of voice and data networking, offers customers economical pricing, global reach and an intelligent platform that guarantees fast delivery of value-added services and applications. The Company, through its facilities in the U.S. and Latin America and arrangements with affiliates worldwide, can carry traffic to more than 240 countries.

ABOUT CRESCENT INTERNATIONAL
Crescent International is a private equity fund managed from Geneva, Switzerland. Crescent International focuses on U.S. publicly traded companies with aggressive growth plans, proven track records and solid management teams.

SAFE HARBOR STATEMENT
Forward-looking statements and comments in this news release are made pursuant to the safe harbor provisions of the Securities and Exchange Commission Act of 1934. Certain statements, which describe the Company's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these
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GLOBALNET INC.
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statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things; the impact of rapid technological and market change; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rates and currency exchange rate fluctuations; and the impact of consolidation in the technology industry. These risks may further be discussed in periodic reports and registration statements to be filed by the company from time to time with the SEC.

For further information contact:

PERE VALLES                        KARL PLATH
Chief Financial Officer            The Investor Relations Company
630-652-1330                       847-296-4200